Exhibit 99.1

Montauk Renewables Announces Second Quarter 2024 Results

PITTSBURGH, PENNSYLVANIA – August 8, 2024—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the second quarter ended June 30, 2024.

Second Quarter Financial Highlights:

• Unsold RINs of 4.7 million as of June 30, 2024, increased 58.7% compared to the second quarter of 2023

• In July 2024, committed for transfer all 4.7 million unsold RINs as of June 30, 2024 at average price of $3.32 compared to second quarter of 2024 average index price of $3.20

• Revenues of $43.3 million, decreased 18.6% compared to the second quarter of 2023

• Net Loss of $0.7 million compared to net income in the second quarter of 2023

• Non-GAAP Adjusted EBITDA of $7.0 million, decreased 63.7% compared to the second quarter of 2023

• RNG production of 1.4 million MMBtu, flat compared to the second quarter of 2023

• RINs Sold of 10.0 million, decrease of 42.7% compared to the second quarter of 2023

Our profitability is highly dependent on the market price of environmental attributes, including the market price for Renewable Identification Numbers ("RINs"). As we self-market a significant portion of our RINs, a decision not to commit to transfer available RINs during a period will impact our operating revenue and operating profit. We made a strategic determination to not transfer all available D3 RINs generated and available for transfer during the second quarter of 2024. As a result of this strategic decision, we had approximately 4.7 million RINs in inventory from second quarter of 2024 RNG production. We have since entered into commitments to transfer all of these RINs during the third quarter of 2024 at an average realized price of approximately $3.32. During the second quarter of 2024, we commissioned the pilot reactor for our Montauk Ag Renewables North Carolina project that we relocated from Magnolia, NC to our Turkey, NC processing facility. We have also completed the majority of the installation of collection process equipment on two farms for which we have feedstock agreements. In August 2024, we received approval from the North Carolina Utilities Commission for our New Renewables Energy Facility amendment application. We completed the initial site surveys related to locating the processing equipment and received the first site plans from EE North America for our CO2 use development opportunity. Additionally, at our Pico facility, we produced approximately 38% more Metric Million British Thermal Units (“MMBtu”) during the second quarter of 2024 compared to the second quarter of 2023.

Second Quarter Financial Results

Total revenues in the second quarter of 2024 were $43.3 million, a decrease of $10.0 million (18.6%) compared to $53.3 million in the second quarter of 2023. The decrease is primarily related to a decrease in self-monetized RINs in the second quarter of 2024 as a result of our strategic decision to not self-market a significant amount of RINs from 2024 RNG production due to second quarter 2024 D3 RIN index price volatility. An increase in realized RIN pricing of 44.4% during the second quarter of 2024 as compared to the second quarter of 2023 helped to offset the decrease in revenue caused by a decrease in RIN sales. Our RNG operating and maintenance expenses in the second quarter of 2024 were $13.9 million, an increase of $2.2 million (18.9%) compared to $11.7 million in the second quarter of 2023. The primary driver of this increase were increased utility expenses and timing of preventative maintenance expenses at our McCarty, Rumpke, Apex and Coastal facilities. Our Renewable Electricity Generation operating and maintenance expenses in the second quarter of 2024 were $4.7 million, an increase of $1.3 million (37.3%) compared to $3.4 million in the second quarter of 2023, primarily due to the timing of annual original equipment manufacturer preventative maintenance expenses at our Bowerman facility. Total general and administrative expenses in the second quarter of 2024 were $8.7 million, flat as compared to the second quarter of 2023. Operating income in the second quarter of 2024 was $0.9 million, a decrease of $12.7 million (93.6%) compared to $13.6 million in the second quarter of 2023. Net loss in the second quarter of 2024 was $0.7 million compared to a net income of $1.0 million in the second quarter of 2023.

Second Quarter Operational Results

We produced approximately 1.4 million MMMBtu of RNG in the second quarter of 2024, flat compared to 1.4 million in the second quarter of 2023. Our Texas facilities, McCarty, Atascocita, and Galveston produced 47 thousand fewer MMBtu in the second quarter of 2024 compared to the second quarter of 2023 as a result of severe weather causing widespread, multi-day power outages across the Houston, Texas area. Our Pico facility produced 13 thousand MMBtu more in the second quarter of 2024 as compared to the second quarter of 2023 due to the commissioning of our digestion expansion project. We produced approximately 45 thousand megawatt hours (“MWh”) in Renewable Electricity in the second quarter of 2024, a decrease of 4 thousand MWh compared to 49 thousand MWh produced in the second quarter of 2023. Our Security facility produced approximately 3 thousand MWh less in the second quarter of 2024 compared to the second quarter of 2023 due to the first quarter of 2024 sale of the gas rights back to the landfill host.

Unchanged 2024 Full Year Outlook

• RNG revenues are expected to range between $195 and $215 million

• RNG production volumes are expected to range between 5.8 and 6.1 million MMBtu

• Renewable Electricity revenues are expected to range between $18.0 and $19.0 million

• Renewable Electricity production volumes are expected to range between 190 and 200 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. Access for the conference call will be available via the following link:

• https://register.vevent.com/register/BIdf7ca653968a4ea29aa2e066775e971f

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/gitdoken/ and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through August, 8, 2025.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 14 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including expected benefits of the Pico digestion capacity increase, the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the resolution of gas collection issues at the McCarty facility, the mitigation of wellfield extraction environmental factors at the Rumpke facility, and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to attract and retain qualified personnel of the Company or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects, or our inability to appropriately address environmental, social and governance targets, goals, commitments or concerns, including climate-related disclosures; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and as otherwise disclosed in our filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share data)

	as of June 30,	as of December 31,
ASSETS	2024	2023
Current assets:
Cash and cash equivalents	$42,285	$73,811
Accounts and other receivables	21,984	12,752
Current restricted cash	8	8
Income tax receivable	506	—
Current portion of derivative instruments	766	785
Prepaid expenses and other current assets	5,598	2,819
Total current assets	$71,147	$90,175
Non-current restricted cash	$452	$423
Property, plant and equipment, net	244,367	214,289
Goodwill and intangible assets, net	17,932	18,421
Deferred tax assets	1,908	2,076
Non-current portion of derivative instruments	515	470
Operating lease right-of-use assets	4,165	4,313
Finance lease right-of-use assets	147	36
Related party receivable	10,158	10,138
Other assets	11,181	9,897
Total assets	$361,972	$350,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,864	$7,916
Accrued liabilities	20,671	12,789
Income tax payable	—	313
Current portion of operating lease liability	452	420
Current portion of finance lease liability	67	26
Current portion of long-term debt	9,874	7,886
Total current liabilities	$42,928	$29,350
Long-term debt, less current portion	49,685	55,614
Non-current portion of operating lease liability	3,953	4,133
Non-current portion of finance lease liability	79	10
Asset retirement obligations	6,113	5,900
Other liabilities	3,893	4,992

Total liabilities	$106,651	$99,999

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,732,811 shares issued at June 30, 2024 and December 31, 2023; 142,186,722 and 141,986,189 shares outstanding at June 30, 2024 and December 31, 2023, respectively	1,422	1,420
Treasury stock, at cost, 1,069,627 and 984,762 shares June 30, 2024 and December 31, 2023, respectively	(11,570)	(11,173)
Additional paid-in capital	218,717	214,378
Retained earnings	46,752	45,614
Total stockholders' equity	255,321	250,239
Total liabilities and stockholders' equity	$361,972	$350,238

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Total operating revenues	$43,338	$53,256	$82,125	$72,409

Operating expenses:
Operating and maintenance expenses	18,662	15,221	33,113	29,402
General and administrative expenses	8,737	8,745	18,166	18,220
Royalties, transportation, gathering and production fuel	9,077	10,205	15,593	14,138
Depreciation, depletion and amortization	5,823	5,251	11,257	10,447
Impairment loss	171	274	699	726
Transaction costs	-	3	61	86
Total operating expenses	$42,470	$39,699	$78,889	$73,019
Operating income (loss)	$868	$13,557	$3,236	$(610)

Other expenses (income):
Interest expense	$1,286	$711	$2,451	$2,386
Other income	(50)	(90)	(1,110)	(84)
Total other expenses (income)	$1,236	$621	$1,341	$2,302
(Loss) income before income taxes	$(368)	$12,936	$1,895	$(2,912)

Income tax expense (benefit)	344	11,933	757	(127)
Net (loss) income	$(712)	$1,003	$1,138	$(2,785)

(Loss) income per share:
Basic	$(0.01)	$0.01	$0.01	$(0.02)
Diluted	$(0.01)	$0.01	$0.01	$(0.02)

Weighted-average common shares outstanding:
Basic	142,069,697	141,633,417	142,027,943	141,633,417
Diluted	142,069,697	142,045,498	142,252,085	141,633,417

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands):
	For the six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$1,138	$(2,785)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	11,257	10,447
Provision (benefit) for deferred income taxes	168	87
Stock-based compensation	4,339	3,495
Derivative mark-to-market adjustments and settlements	(26)	(119)
Net loss on sale of assets	71	37
(Decrease) increase in earn-out liability	(465)	350
Accretion of asset retirement obligations	220	202
Liabilities associated with properties sold	(225)	—
Amortization of debt issuance costs	180	184
Impairment loss	699	726
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(13,934)	(13,246)
Accounts payable and other accrued expenses	11,063	6,699
Net cash provided by operating activities	$14,485	$6,077
Cash flows from investing activities:
Capital expenditures	$(40,764)	$(29,588)
Asset acquisition	(820)	—
Cash collateral deposits	29	1
Net cash used in investing activities	$(41,555)	$(29,587)
Cash flows from financing activities:
Repayments of long-term debt	$(4,000)	$(4,000)
Common stock issuance	$2	$-
Treasury stock purchase	$(397)	$-
Finance lease payments	(32)	(36)
Net cash used in financing activities	$(4,427)	$(4,036)
Net decrease in cash and cash equivalents and restricted cash	$(31,497)	$(27,546)
Cash and cash equivalents and restricted cash at beginning of period	$74,242	$105,606
Cash and cash equivalents and restricted cash at end of period	$42,745	$78,060

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$42,285	$77,630
Restricted cash and cash equivalents - current	8	22
Restricted cash and cash equivalents - non-current	452	408
	$42,745	$78,060

Supplemental cash flow information:
Cash paid for interest	$2,366	$2,460
Cash paid for income taxes	1,407	865
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	7,697	6,565

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income (loss) which is the most directly comparable GAAP measure for the three and six months ended June 30, 2024 and 2023, respectively:

	For the three months ended June 30,
	2024	2023
Net (loss) income	$(712)	$1,003
Depreciation, depletion and amortization	5,823	5,251
Interest expense	1,286	711
Income tax expense	344	11,933
Consolidated EBITDA	6,741	18,898

Impairment loss	171	274
Net loss on sale of assets	49	—
Transaction costs	—	3
Adjusted EBITDA	$6,961	$19,175

	For the six months ended June 30,
	2024	2023
Net income (loss)	$1,138	$(2,785)
Depreciation, depletion and amortization	11,257	10,447
Interest expense	2,451	2,386
Income tax expense (benefit)	757	(127)
Consolidated EBITDA	15,603	9,921

Impairment loss	699	726
Net loss on sale of assets	71	37
Transaction Costs	61	86
Adjusted EBITDA	$16,434	$10,770